Exhibit 99.3

SECOND AMENDMENT TO THE

AMEREN CORPORATION

SAVINGS AND INVESTMENT PLAN

Amended and Restated Effective January 1, 2012

WHEREAS, Ameren Corporation (“Company”) previously adopted the Ameren Corporation Savings Investment Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 13.1 thereof, which authority has been delegated, in part, to the Administrative Committee of Ameren Services Company as set forth in Section 13.1; and

WHEREAS, effective July 1, 2012, the Company desires to amend Schedule A to the Plan to reflect bargained changes negotiated between Union Electric Company (d/b/a Ameren Missouri) Callaway Energy Center, Unit 1 and United Government Security Officers of America, Local 11.

NOW, THEREFORE, effective July 1, 2012, Schedule A is amended and restated to read as attached hereto.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized individual this 26 day of July, 2012.

AMEREN CORPORATION

By:	/s/ Mark C. Lindgren

Name:	Mark C. Lindgren

Title:	Vice President Human Resources
Ameren Services Company
On Behalf of Ameren Corporation

Schedule A

Employer Matching Contributions for Ameren Employees

Participants who are members of	Union Code	Effective Date	Percentage Matched	Basic Match (Per $1 per %)	Additional Match	Total Matching Contribution
Local 1455 & 1455 IBEW Regional West	JA TA JB TB	7/1/2001 08/24/2007	1 – 3% 4 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 148 IUOE	OA	7/1/2001	1 – 6%	$0.25	$0.25	$0.50
Local 148 IUOE	KA LA MA NA	8/1/2007	1 – 6%	$0.25	$0.25	$0.50
Local 148 IUOE	QA	8/1/2007	1 – 6%	$0.25	$0.25	$0.50
Local 2 IBEW	FA	5/1/2007	1% 2 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 1439 Local 309 Local 649 Local 1439 S IBEW	IA PA VA WA	7/1/2001	1 – 3% 4 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 702 IBEW (Clerical)	CA	5/1/2002	1 – 3% 4 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 702 IBEW (Physical)	BA	4/1/2002	1 – 3% 4 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 51 IBEW	BW	7/1/2005	1 – 2% 3 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 51 (formerly Local 8)	ND NE	7/1/2006	1 – 2% 3 – 6%	$1.00 $0.50		$1.00 $0.50
Ameren IP employees covered under a collective bargaining agreement	BF BG BH BJ BK BL BM BB BC BD BE	10/1/2004	1 – 6%	$0.25	$0.25	$0.50

04/01/2012

Participants who are members of	Union Code	Effective Date	Percentage Matched	Basic Match (Per $1 per %)	Additional Match	Total Matching Contribution
Local 702 – CIPS/GEN, IBEW	DA EA HA SA	2/1/2008	1 – 2% 3 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
Local 702 – IBEW – GEN – Newton	GA	8/1/2007	1 – 6%	$0.25	$0.20	$0.45
Local 11 - UGSOA	SO	7/1/2012	1 – 3% 4 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50
AF AG
Management	AM AN XA YA ZA	7/1/1999	1 – 3% 4 – 6%	$0.75 $0.25	$0.25 $0.25	$1.00 $0.50

04/01/2012